Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS FOURTH QUARTER AND 2015 FULL YEAR RESULTS

Full Year 2015 Highlights

•	Record Total Revenues of $653.7 Million, 16.0% Increase

•	Adjusted EBITDA[1] Up 25.1% to $387.1 Million; Net Loss of $279.1 Million

•	236,562 Net New Smart Home Subscribers, Up 15.7%

•	78.0% Adoption Rate of Advanced Smart Home Services

•	12.2% Attrition, 30 bps Improvement Year over Year

4th Quarter 2015 Highlights

•	Total Revenue increased 14.8% to $175.0 Million

•	Adjusted EBITDA[1] up 20.7% to $101.5 Million; Net Loss of $62.4 Million

•	33,162 Net New Smart Home Subscribers, 53.9% Growth

Provo, UT – March 8, 2016 – APX Group Holdings, Inc. (“APX Group,” “Vivint Smart Home,” “Vivint” or the “Company”) today reported financial and operational results for the fourth quarter and full year ended December 31, 2015.

“We had a remarkable 2015 that firmly secured us as the smart home provider of choice,” said Todd Pedersen, CEO of APX Group. “In adding a record 236,562 net new subscribers, we surpassed one million customers and 78% of our new customers chose advanced smart home products and services. Both of our sales channels demonstrated strong growth, in particular, inside sales grew 34.2% for the year and exited fourth quarter with a 53.1% year-over-year growth rate. In terms of innovation, 2015 marked the launch of a two-way doorbell camera, Vivint’s personal cloud storage solution was brought to market, which now has over 88 petabytes of data storage in the network, and our Sky Smart Home cloud platform is generating and processing 280 million pieces of data per day.” Mr. Pedersen continued, “We carried this momentum into the 2016 Consumer Electronics Show where Vivint received numerous industry and media awards as a leading smart home technology platform. We are very much looking forward to 2016 as another successful year.”

Revenue and Subscriber Data

Total revenues for the fourth quarter increased 14.8% to $175.0 million over the same period in 2014. The increase in total revenues was a result of a 16.7% growth in recurring revenue, higher Average RMR per Subscriber, and a reduction in refunds and credits of $1.9 million. The increase in Total Revenues was negatively impacted by foreign exchange rates and a decrease in service and other revenues.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

The Company added 33,162 net new smart home subscribers in the fourth quarter of 2015, a 53.9% increase compared to 21,545 in the fourth quarter of 2014. Inside sales originated an all-time record of 21,965 net new smart home subscribers in the fourth quarter, up 53.1% as compared to the fourth quarter 2014.

Total revenues in 2015, were up 16.0% to a record $653.7 million. Normalized for an $8.3 million year over year negative foreign exchange impact, total revenues grew 17.4%. The increase in total revenues was primarily driven by a 13.4% increase in Total Subscribers. Additionally, customer credits decreased by $7.8 million year over year primarily from customer experience improvements which were driven through our new CRM and billing platform.

The Company added a record 236,562 net new smart home subscribers in 2015, including 65,871 from its inside sales channel, up 15.7% and 34.2%, respectively over 2014. Adoption of advanced smart home services for the year was 78.0% producing an Average RMR per New Subscriber of $61.43.

Summary of Financial and Portfolio Metrics for the last five quarters

($ in millions, except for subscriber data)

	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015

Total Revenues	$152.4	$152.2	$157.9	$168.6	$175.0
Adjusted EBITDA	$84.1	$89.5	$93.4	$102.7	$101.5
Total RMR(1)	$48.7	$48.3	$52.4	$55.8	$55.7
Net New Smart Home Subscribers	21,545	25,809	89,185	88,406	33,162
Average RMR per New Subscriber(1)	$60.16	$61.46	$62.05	$61.30	$60.08
Total Subscribers(1)	894,175	890,125	955,162	1,015,267	1,013,917
Average RMR per Subscriber(1)	$54.50	$54.26	$54.86	$55.00	$54.92
Subscriber Account Attrition(2)	12.5%	12.5%	12.0%	12.0%	12.2%

(1)	Total Subscribers and RMR data excludes wireless internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

“Strategic Execution is driving differentiated results, highlighted by 25.1% growth in Adjusted EBITDA on 16.0% growth of total revenues,” said Mark Davies, CFO of APX Group. “Vivint’s integrated platform, which includes complete control of our cloud operating system, hardware, sales, installation, and service is driving operational efficiency, improved customer satisfaction, and lower attrition. More specifically, Net Service Cost per Subscriber dropped from $15.65 in 2014 to $14.33 driving Net Service Margin to a record 73.8% in 2015 versus 71.3% in 2014 and attrition dropped 30 bps year over year to 12.2%. I’m also pleased with the scale we’re seeing in our previous R&D, IT and marketing investments. We expect these structural initiatives will provide a sustaining foundation for continued productivity into 2016 and beyond.”

Costs and Expenses

Operating expenses for the fourth quarter decreased 7.5% to $56.9 million. The decrease in operating expenses in the quarter was primarily related to lower equipment and third-party monitoring costs in our smart home business. The repositioning of the wireless internet business also contributed to the lower operating expenses in the quarter.

Operating expenses in 2015 were $228.3 million compared to $202.8 million in 2014. Excluding the operating expenses directly associated with the wireless internet business, operating expenses increased $12.9 million or 6.4%, while the subscriber portfolio grew by 13.4% in 2015. The $12.9 million increase in operating expenses was attributable to growth in the subscriber base, including equipment cost and personnel costs within our monitoring, customer support and field service functions. Net Service Costs per Subscriber in 2015 decreased $1.32 per month to $14.33 driving a Net Service Margin of 73.8% for the year.

Selling expenses, net of capitalized subscriber acquisition costs, for the fourth quarter of 2015 were $33.2 million compared to $26.2 million for the same quarter in 2014. The 26.7% year-over-year increase was primarily related to digital marketing lead generation costs to support the 53.1% growth in net new smart home subscribers through the inside sales channel.

Selling expenses, net of capitalized subscriber acquisition costs, were $122.9 million in 2015 compared to $107.4 million in 2014. The 14.4% year-over-year increase was primarily attributable to higher personnel and digital marketing lead generation costs associated with the 34.2% growth of net new smart home subscribers from our inside sales channel. The Company’s Net Creation Cost Multiple for 2015, excluding all costs associated with new subscriber originations in the wireless internet business, improved 40 basis points over 2014 to 30.9x.

General and administrative (“G&A”) expenses, net of allocations, for the fourth quarter were $36.4 million compared to $33.8 for the fourth quarter 2014. The year-over-year increase in the quarter was primarily due to an increase in legal and professional services. The increase was offset by lower spending on brand marketing and in the wireless internet business.

G&A expenses, net of allocations, decreased by 15.0% to $107.2 million in 2015 compared to $126.1 million in 2014. The $18.9 million decrease in G&A includes a $12.2 million one-time non-cash gain on settlement of merger-related transaction expenses released from escrow and recorded in the second quarter of 2015. Excluding the gain on settlement, G&A decreased 5.3% from year-over-year reductions in brand marketing and IT services.

Adjusted EBITDA – Net Loss

Adjusted EBITDA for the fourth quarter of 2015 grew 20.7% to $101.5 million on a net loss of $62.4 million, compared to Adjusted EBITDA of $84.1 million on a net loss of $65.6 million for the fourth quarter of 2014.

Full year Adjusted EBITDA was up 25.1% to $387.1 million on a net loss of $279.1 million. The $279.1 million net loss included $59.2 million of restructuring and asset impairment charges related to the repositioning of the Company’s wireless internet business. Excluding the impact of the wireless internet restructuring and asset impairment charges, net loss for 2015 would have been $219.9 million compared to a net loss of $238.7 million in 2014.

Liquidity

As of December 31, 2015, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $267 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.6x at December 31, 2015.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, March 8, 2015. To join the live webcast and conference call, please visit the investor relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (877) 201-0168 for domestic participants or (647) 788-4901 for international participants with the conference code of 40561134. A financial results presentation and online access to join the webcast will be made available immediately before the call on the Investor Relations section of the Company’s website at www.investors.vivint.com. A replay of the webcast will be made available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading provider of smart home technology. Vivint delivers smart home and security services through a cloud-based platform that integrates a wide range of wireless features and components to provide simple, affordable home security, energy management and home automation. Dedicated to redefining the smart home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and smart home industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and smart home industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and smart home technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active smart home and security subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a smart home and security subscriber.

“Total RMR” means the aggregate RMR billed to all smart home and security subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled smart home and security subscribers during a period divided by the monthly weighted average number of total smart home and security subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new smart home and security subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost per Subscriber” means total service costs, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue divided by total service subscribers.

“Net Service Margin” means Average RMR per Subscriber less Net Service Costs divided by Average RMR per Subscriber.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues:
Recurring revenue	$168,342	$144,313	$624,989	$537,695
Service and other sales revenue	4,980	6,910	22,700	21,980
Activation fees	1,712	1,207	6,032	4,002

Total revenues	175,034	152,430	653,721	563,677

Costs and expenses:
Operating expenses	56,870	61,466	228,315	202,769
Selling expenses	33,229	26,168	122,948	107,370
General and administrative expenses	36,440	33,830	107,212	126,083
Depreciation and amortization	63,218	59,762	244,724	221,324
Restructuring and asset impairment charges	1,206	—	59,197	—

Total costs and expenses	190,963	181,226	762,396	657,546

Loss from operations	(15,929)	(28,796)	(108,675)	(93,869)

Other expenses (income):
Interest expense	44,403	38,033	161,339	147,511
Interest income	(81)	—	(90)	(1,455)
Other (income) expenses, net	2,108	(2,017)	8,832	(1,779)

Gain on 2GIG Sale

Total other expenses	46,430	36,016	170,081	144,277

Loss before income taxes	(62,359)	(64,812)	(278,756)	(238,146)

Income tax expense (benefit)	16	833	351	514

Net loss	$(62,375)	$(65,645)	$(279,107)	$(238,660)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2015	December 31, 2014
ASSETS	(unaudited)	(audited)
Current Assets:
Cash and cash equivalents	$2,559	$10,807
Restricted cash and cash equivalents	—	14,214
Accounts receivable, net	8,060	8,739
Inventories	26,321	36,157
Prepaid expenses and other current assets	10,626	15,454

Total current assets	47,566	85,371

Property and equipment, net	55,274	62,790
Subscriber acquisition costs, net	790,644	548,073
Deferred financing costs, net	46,700	52,158
Intangible assets, net	558,395	703,226
Goodwill	834,416	841,522
Long-term investments and other assets, net	10,893	10,533

Total assets	$2,343,888	$2,303,673

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$52,207	$31,324
Accrued payroll and commissions	38,247	37,979
Accrued expenses and other current liabilities	35,573	28,862
Deferred revenue	34,875	33,226
Current portion of capital lease obligations	7,616	5,549

Total current liabilities	168,518	136,940

Notes payable, net	2,158,356	1,863,155
Revolving line of credit	20,000	20,000
Capital lease obligations, net of current portion	11,171	10,655
Deferred revenue, net of current portion	44,782	32,504
Other long-term obligations	10,530	6,906
Deferred income tax liabilities	7,524	9,027

Total liabilities	2,420,881	2,079,187

Total stockholders’ (deficit) equity	(76,993)	224,486

Total liabilities and stockholders’ (deficit) equity	$2,343,888	$2,303,673

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

	Years Ended December 31,
	2015	2014
	(unudited)	(audited)
Net cash used in operating activities	$(255,307)	$(309,637)
Net cash used in investing activities	(35,615)	(36,284)
Net cash provided by (used in) financing activities	284,400	95,057
Effect of exchange rate changes on cash	(1,726)	(234)

Net increase (decrease) in cash	(8,248)	(251,098)

Cash:
Beginning of period	10,807	261,905

End of period	$2,559	$10,807

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Net loss	$(65.6)	$(48.0)	$(43.6)	$(125.1)	$(62.4)
Interest expense, net	38.0	38.2	38.8	39.8	44.3
Other (income) expense, net	(2.0)	—	(0.3)	7.1	2.1
Income tax expense	0.8	0.1	0.2	—	—
Restructuring and asset impairment (i)	—	—	—	58.0	1.2
Depreciation and amortization (ii)	41.4	37.7	38.3	38.6	37.3
Amortization of capitalized creation costs	18.4	19.4	21.8	25.8	26.0
Non-capitalized subscriber acquisition costs (iii)	38.3	34.9	43.7	44.5	40.9
Non-cash compensation (iv)	0.5	0.7	0.6	0.6	0.6
Other Adjustments (v)	14.3	6.5	(6.1)	13.4	11.5

Adjusted EBITDA	$84.1	$89.5	$93.4	$102.7	$101.5

	Years Ended December 31,
	2015	2014
Net loss	$(279.1)	$(238.7)
Interest expense, net	161.2	146.1
Other (income) expense, net	8.8	(1.8)
Income tax expense	0.4	0.5
Restructuring and asset impairment (i)	59.2	—
Depreciation and amortization (ii)	151.7	162.6
Amortization of capitalized creation costs	93.0	58.7
Non-capitalized subscriber acquisition costs (iii)	164.0	135.0
Non-cash compensation (iv)	2.5	1.9
Other Adjustments (v)	25.4	45.1

Adjusted EBITDA	$387.1	$309.4

(i)	Reflects the restructuring and asset impairment charges related to the transition of the wireless internet business to a 60 GHz-based technology.
(ii)	Excludes loan amortization costs that are included in interest expense.
(iii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)	Reflects non-cash compensation costs related to employee and director stock option plans.
(v)	Other Adjustments includes certain items such as product development costs, non-operating legal and professional fees, deferred revenue fair value adjustment, non-cash gain on settlement of merger-related escrow and other similar adjustments.